                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT
                              --------------------

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of June 16, 1998 between MEDPARTNERS, INC., a Delaware corporation (together with any successor corporation, "Employer"), and Edward L. Hardin, Jr. ("Officer").

                                  WITNESSETH:

     WHEREAS, MedPartners and its subsidiaries and affiliates are engaged in providing physician practice management services, pharmacy benefit management services, disease management services and hospital-based physician services (collectively, "Health care Services") throughout the United States; and

     WHEREAS, Employer desires to avail itself of Officer's talents and expertise in management of the Healthcare Services business of MedPartners, and to employ him as Executive Vice-President and General Counsel of MedPartners, and Officer is willing to accept such employment.

     NOW THEREFORE, in consideration of the premises, and other mutual promises and covenants hereinafter contained Employer and Officer do hereby agree, for their mutual benefit, as follows:

Section 1.  Employment.
---------

     Officer shall be employed by MedPartners under this Agreement, effective on the date hereof, and Officer accepts such employment upon the terms and conditions hereinafter set forth.

Section 2.  Term.
---------

     The term of employment provided for in this Agreement shall commence on June 16, 1998 (the "Commencement Date"), and shall remain in full force and effect for a period of three years thereafter. Such term shall be automatically extended for an additional year on each anniversary of the Commencement Date, unless written notice of non-extension is provided by Employer to Officer at least 30 days prior to such anniversary.

Section 3.  Powers and Duties.
---------

     In carrying out his duties under this Agreement, Officer shall have such powers and duties usually incident to the offices of Executive Vice-President and General Counsel and consistent with the foregoing, as are determined from time-to-time by the Chief Executive Officer of Employer and shall not be inconsistent with the provisions of the Certificate of Incorporation of Employer or applicable law.

     Officer shall devote substantially all of his time and energies during business hours to the supervision arid conduct, faithfully and to the best of his ability, of the business and affairs of MedPartners; provided that it shall not be a violation of this Agreement for the Officer to serve on the Board of Directors of American Sports Medicine Institute, The Bombay Cafe, Inc., The Merritt House Companies, and American Sports Fishing Company. The Officer shall not be restricted from investing his assets in such form or manner as will not require any services on his part in the operation of the affairs of the companies in which such investments are made and which do not conflict with the Employer's policies on conflicts of interest.

     Officer may continue to devote time and attention to his former law practice so as to facilitate the orderly resolution and/or transition of cases, controversies and other matters associated with such law practice which are pending as of the date hereof, provided such time and attention does not interfere or conflict with the performance of Officer's duties hereunder in the good faith determination of the Chief Executive Officer of Employer and provided such time does not exceed five (5) business days. Officer also may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer, but may not serve as an officer, director or agent or employee of any other business enterprise without the written approval of the Chief Executive Officer of the Employer.

Section 4.  Place of Performance.
---------

     The Officer shall perform his duties at the principal offices of MedPartners located in Birmingham, Alabama, but from time to time Officer shall be required to travel to MedPartners' other locations in the proper conduct of his responsibilities under this Agreement. Due to the national scope of MedPartners' business, MedPartners may require Officer to spend a reasonable amount of time traveling, as his duties and the business of MedPartners and its subsidiaries and affiliates may require.

Section 5.  Compensation.
---------

     During the Term, Employer shall pay Officer a salary in the amount of $450,000 per year (pro-rated for any partial year during the Term) payable in equal semi-monthly installments, less state and federal tax and other legally required and Officer-authorized withholdings. Such salary shall be subject to review and adjustment by the Board (or a Committee of the Board) from time-to-time consistent with past practice; provided however, that during the Term, such
                                    -------- -------
salary may not be reduced below any previous level paid during the Term as a result of such review, unless the salaries of all executive officers of Employer are reduced in the same proportionate manner, but in no event shall such base salary be reduced below $450,000 per calendar year during the Term.

Section 6.  Incentive Compensation.
---------

     During the Term, Officer shall be eligible to receive from Employer annual incentive compensation in an amount up to one hundred percent (100%) of Officer's base salary (pro-rated for any particular calendar year during the term, except for 1998), where the incentive compensation will be in an amount up to $400,000.00, less state and federal tax and other legally required and Officer-authorized withholdings. The incentive compensation contemplated by this Section 6 shall be payable to Officer solely at the discretion of the Chief Executive Officer of Employer based upon Officer's performance. The incentive compensation which Officer shall be eligible to earn under this Section 6 shall be subject to review and adjustment by the Board (or a Committee of the Board) from time-to-time consistent with past practice.

Section 7.  Non-Qualified Stock Options
---------

     Officer shall receive a stock option award (the "Award") covering non-qualified stock options to acquire 400,000 shares of common stock, par value $.001 per share, of Employer (the "Common Stock"), which Award shall be made under the MedPartners, Inc. 1998 New Employee Stock Option Plan (the "New Employee Plan") and shall be subject to the terms and conditions of the New Employee Plan and the applicable stock option agreement evidencing the Award thereunder. Employer and Officer further acknowledge and agree that the: (a) Award constitutes a material inducement for Officer to enter into this Agreement; and (b) stock option agreement evidencing the Award shall provide, among other things, for accelerated vesting of the options evidenced thereby in the case of the sale, transfer or other disposition, in a transaction or series of related transactions, of a majority of the assets of any one of the Employer's three major lines of business as of the date hereof (consisting of its physician practice management services business, pharmacy benefit management services business and contract management services business).

Section 8.  Benefits
---------

      (a)   Fringe Benefits. In addition to the compensation and other
            ---------------
            remuneration provided for in Sections 5,6, and 7, Officer shall be entitled, during the term, to such other benefits of employment with Employer as are now or may after the date of this Agreement, be in effect for (i) salaried officers of Employers or (ii) senior executives of Employer, including, without limitation, all special bonus and deferred compensation, pension, stock option, life and other insurance, disability (insured and uninsured), medical and dental and other benefit plans or programs.

      (b)   Expenses. During the Term, Employer shall reimburse Officer promptly
            --------
            for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer's business upon receipt of

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

          reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

Section 9.  Termination
---------

       (a)  Termination Due to Resignation and Termination For Cause. Officer's
            --------------------------------------------------------
            employment under this Agreement shall be terminated and, except as provided in this Section 9, all of Officer's rights to receive salary and other benefits (except for salary, incentive compensation and other benefits accrued through the date of termination) shall terminate upon the occurrence of (i) Officer's resignation, other than for "good reason" as defined in Section 9(e), or (ii) termination by Employer for "cause", as defined below. Employer shall have the right, exercisable upon 30 days' written notice, to terminate, without liability except as provided in the parenthetical in the preceding sentence, Officer's employment for "cause" if Officer (i) materially breaches any material term of this Agreement,
            (ii) is convicted by a court of competent jurisdiction of a felony,
            (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of the Employer, (iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided, however, that in the case of clauses (i), (iii)
                      --------  -------
            or (v), no such termination shall be effective unless (1) Employer shall have given Officer 30 days' prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer's termination under this Section 9(a) in order that Officer shall have had an opportunity to cure such noncomplying conduct or performance, and (2) Officer shall not have cured such noncomplying conduct or performance during such notice period. In the event Officer's employment under this Agreement is terminated pursuant to this
            Section 9(a), any stock option or other stock-based compensation award then held by Officer shall be governed by the terms of the plan and/or agreement pursuant to which such award was granted.

       (b)  Termination Due to Death or Disability. Officer's employment and all
            --------------------------------------
            of his rights to receive salary and other benefits under this Agreement may be terminated by Employer upon Officer's death, or on 30 days' written notice from Employer if Officer has been unable to perform substantially all of his duties under this Agreement for a period of 180 days, or can reasonably be expected to be unable to do so for such period, as the result of physi cal or mental impairment; provided, however, that upon any termination by Employer pursuant to
            --------  -------
            this Section 9(b), Officer (or in the event of his death, his estate) shall be entitled to receive the Specified Amount (as defined below), in cash in a lump sum payment on the date of termination and any stock option or other stock-based compensation award to

          Officer shall be governed by the terms of the plan and/or agreement pursuant to which such award was granted. The term "Specified Amount" shall mean the sum of: (i) the total of all salary payments pursuant to Section 5 that would thereafter have come due during the Term had there been no such termination; and (ii) any portion or portions of any bonus or other cash incentive compensation that had been accrued with respect to Officer on the books of Employer through the date of termination pursuant to this Section 9(b) or otherwise.

     (c)  Termination Without Cause. Subject to compliance with the provisions
          -------------------------
          of Section 9(d), Employer shall have the right, exercisable on 30 days' written notice, to terminate Officer's employment under this Agreement without cause at any time during the Term.

     (d)  Payments Upon Termination Without Cause. If Officer is terminated by
          ---------------------------------------
          Employer without cause pursuant to Section 9(c), then (i) Officer shall be entitled to receive the Specified Amount in a lump sum payment in cash on the date of such termination; (ii) any stock option or other stock-based compensation award to Officer shall be governed by the terms of the plan and/or agreement pursuant to which such award was granted; and (iii) Officer shall be entitled to continue to receive during the remainder of the Term the life and other insurance, disability and medical and dental benefits contemplated by Section 8 as if there had been no such termination.

     (e)  Termination By Officer For Good Reason.  Officer shall be entitled to
          --------------------------------------
          terminate his employment under this Agreement for "good reason" and in such event shall be entitled to all of the salary, benefits and other rights provided in this Agreement as though the termination was initiated by Employer without "cause" pursuant to Section 9(c). For purpose of this Agreement, "good reason" shall mean any of the following events, which event shall continue

          (i) The assignment to Officer of any duties inconsistent with Officer's status as Executive Vice President and General Counsel of Employer;
          (ii) a reduction by Employer in Officer's annual base salary below $450,000 per calendar year;
          (iii) the failure of Employer to comply with Sections 5,6, 7, or 8 of this Agreement; or
          (iv)   any other material breach of this Agreement by Employer.


     (f)  Termination Upon a Change of Control. In the event of a Change in
          ------------------------------------
          Control (as hereinafter defined), Officer shall have the right to request at any time during the 30 day period following the consummation of such Change of Control that the surviving corporation or organization in such Change of Control (the "Surviving Entity") acknowledge and confirm in writing to Officer that the Surviving Entity has assumed all of Employer's rights and obligations hereunder in connection with such Change of Control (the "Employment Confirmation"). If the Surviving Entity in a Change of Control shall fail to provide Officer with an Employment Confirmation confirming continued employment within 30 days of Officer's written request for same, then Officer shall be entitled to terminate his employment hereunder during the period commencing 31 days after Officer's written request for an Employment Confirmation and terminating 61 days after Officer's written request for an Employment Confirmation. In the event Officer terminates his employment hereunder pursuant to the immediately preceding sentence of this Section 9(f), then Officer shall be entitled to: (i) those payments and rights provided under
          Section 9(d) as though the termination has been initiated by Employer without cause pursuant to Section 9(c); and (ii) a Gross-Up Payment (as hereinafter defined), to the extent provided by the second paragraph of this Section 9(f). For purposes hereof, a Change of Control shall be deemed to have taken place upon the occurrence of any of the following events: (a) the acquisition after the date of this Agreement, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or group of persons or entities (other than Officer) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate that controls the acquiring entity or (ii) securities representing a majority of the equity interests in the acquiring entity or of an affiliate that controls the acquiring entity.

     A Gross-Up Payment (as hereinafter defined) shall be payable upon termination of employment pursuant to this Section 9(f) on and subject to the following terms and conditions:

                  (i) If Employer determines that any payment, option vesting or other benefit (a "Termination Payment") to Officer under this Section 9(f) is or will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or an Excise Tax is properly assessed against Officer based on a Termination Payment, Employer shall pay to Officer, at the time the applicable Termination Payment is made or the Excise Tax is assessed, an additional amount (the "Gross-Up Payment") such that the net amount retained by Officer, after the payment in full of any Excise Tax on such Termination Payment and any federal, state and local income tax and Excise Tax on the Gross-Up Payment and any related interest and penalties, shall be not less than the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, Employer shall take into account any other payments, option vesting or benefits received or to be received by Officer in connection with an event giving rise to a Termination Payment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, with any person whose actions result in the Change of Control or with any person affiliated with Employer or such person) in accordance with Section 280G of the Code and any related regulations (whether temporary, proposed or final) and Internal Revenue Service Rulings and applicable case law.
                  (ii) For purposes of determining the amount of any Gross-Up
                       Payment, Officer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of Officer's residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
                 (iii) If the Excise Tax or income tax payable with respect to a
                       Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Officer at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess at the time that the amount of such excess is finally determined.
                  (iv) If a Gross-Up Payment is made as a result of the
                       assessment of an Excise Tax, Officer at Employer's request and expense shall take such action as reasonable and appropriate to challenge such assessment or recover (on Employer's behalf) such Excise Tax.

Section 10.  Trade Secrets, Confidentiality and Noncompetition
----------

          (a)  Trade Secrets.  Officer agrees and covenants that, both during
               -------------
               the Term and after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer, and shall not directly or indirectly use or disclose, except as authorized by Employer in connection with the performance of Officer's duties, any Trade Secret, as defined hereinafter, that Officer may have or acquire during the Term for so long as the such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, including without limitation, information received by Employer or Officer from any client or potential client of Employer, which:

               (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
               (ii) is the subject of reasonable efforts by Employer or the client from which the information was received to maintain its secrecy.

          (b)  Confidentiality.  In addition to the convenants set forth in
               ---------------
               Section 10(a) and not in limitation thereof, Officer agrees that, during the Term and for a period of five (5) years after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer and shall not directly or indirectly use or disclose, except as authorized by Employer in connection with the performance of Officer's duties, any Confidential or Proprietary Information, as defined hereinafter, that Officer may have or acquire (whether or not developed or compiled by Officer and whether or not Officer has been authorized to have access to such Confidential or Proprietary Information) during the Term. The term "Confidential or Proprietary Information" as used in this Agreement means any secret, confidential or proprietary information of Employer, including information received by Employer or Officer from any client or potential client of Employer, not otherwise included in the definition of "Trade Secret" in Section 10(a) above. The term "Confidential or Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

          (c)  Restrictions Supplemental to State Law.  The restrictions set
               --------------------------------------
               forth in Sections 10(a) and (b) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

          (d)  Noncompetition.  In order to protect any confidential information
               --------------
               that Officer may learn during the Term and in order to protect any goodwill that Employer has earned and may earn during the Term, Officer agrees that, if Officer voluntarily terminates this Agreement without good reason during the Term he shall not, at any location within a fifty (50) mile radius of any office of Employer or any subsidiary thereof, for a period of 12 months after such termination, provide services, as an employee, officer, director, consultant or otherwise, which services are substantially similar to the services performed by Officer under this Agreement, for any company, firm or entity that is engaged in Employer's Business (as hereinafter defined). For purposes hereof, Employer's Business shall consist of: (a) the provision of physician practice management services; (b) the provision of prescription benefit management services; (c) the organization and management of physicians and other healthcare professionals engaged in the delivery of emergency, radiology and teleradiology services, primary care and temporary staffing and support services to hospitals, clinics, managed care organizations, correctional facilities, Department of Defense facilities and government-affiliated physician groups; and (d) the provision of occupational health services to corporate industrial clients.

Section 11.  Miscellaneous
----------

          (a)  Successors and Assigns.  This Agreement shall inure to the
               ----------------------
               benefit of and shall be binding upon Employer, its successors and assigns, and Employer shall be entitled to assign its rights and obligations hereunder to the surviving corporation or organization in a Change of Control without the consent of Officer. The obligations and duties of Officer under this Agreement shall be personal and not assignable by Officer.

          (b)  Notices.  Any notice, request, instruction or other document to
               -------
               be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mail notice to be effective on the date such receipt is acknowledged), as follows:

               If to Officer:

                    Edward L. Hardin, Jr.
                    10 Augusta Way
                    Birmingham, AL 35242

               If to Employer:

                    MedPartners, Inc.
                    3000 Galleria Tower
                    Suite 1000
                    Birmingham, AL 35244
                    Attn:  Chief Executive Officer

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

          (c)  Entire Agreement.  This Agreement contains the entire agreement
               ----------------
               of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter.

          (d)  Waiver and Amendment.  No provision of this Agreement may be
               --------------------
               waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

          (e)  Governing Law. This Agreement shall be construed under and
               -------------
               governed by the internal laws of the State of Alabama.

          (f)  Arbitration.  Except for a claim by Employer for injunctive
               -----------
               relief, any disputes or controversies arising out of or relating to this Agreement including any breach hereof, Officer's employment or termination of employment by Employer, including any claim of employment discrimination, or the arbitrability of any matter under this Agreement, shall be settled by arbitration in Birmingham, Alabama, in accordance with the Federal Arbitration Act and the employment dispute arbitration rules of the American Arbitration Association. Employer agrees to pay the administrative costs and expenses required by such arbitration, including the fees and expenses of the arbitrator(s). The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction in the federal or state courts in Birmingham, Alabama.

          (g)  Attorneys' Fees in Action by Employee on Contract.  In the event
               -------------------------------------------------
               of litigation or arbitration between Officer and Employer arising out of or as a result of this Agreement or the acts of the parties pursuant to this Agreement, or seeking an interpretation of this Agreement, if Officer is the party in such litigation or arbitration, in addition to any other judgment or award, he shall be entitled to receive such sums as the court or panel hearing the matter shall find to be reasonable as and for attorneys' fees.

          (h)  Remedies of Employer.  Officer acknowledges that the services he
               --------------------
               is obligated to render under the provisions of this Agreement are of a special, unique and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace such services. Accordingly, Officer agrees and consents that, if he materially violates any of the material provisions of this Agreement, including, without limitation, Section 10, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the Term (and, in the case of Section 10, after the Term to the extent provided in Section 10) to seek injunctive relief, from a court of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.

          (i)  Captions. Captions have been inserted solely for the convenience
               --------
               of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.

          (j)  Severability.  If this Agreement shall for any reason be or
               ------------
               become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well.
               In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances; provided, however,
                                                            --------  -------
               that if any one or more of the terms contained in Section 10 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and construed in a manner to enable it to be enforced to the greatest extent compatible with applicable law.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Attest:                                MEDPARTNERS, INC.


By:                                    By: /s/ E. M. Crawford
   ------------------------------          --------------------------------
Name:                                               E. Mac Crawford
     ----------------------------            President and Chief Executive
Title:                                                  Officer
      ---------------------------
                                           /s/ Edward L. Hardin, Jr.
                                           --------------------------------
                                           Edward L. Hardin, Jr.

                                   EXHIBIT A
                                   ---------

    [Attach MedPartners, Inc.  Relocation Policy and Procedures Statement]